[CERTAIN INFORMATION IN THIS
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                                                  EXHIBIT 14


          AGREEMENT made May 2, 1994 among NELSON PELTZ ("Peltz"), PETER W. MAY ("May") and LEON KALVARIA ("Kalvaria").
          1.   Deal Bonuses.
               1.1  Deal Bonuses.  Each of Peltz and May,
severally and not jointly, agrees to pay Kalvaria an amount (a "Deal Bonus") equal to 3-1/3% and 1-2/3%, respectively, of the Net Profit (as defined in Section 1.2), if any, realized during the Term (as defined in Section 1.3) by DWG Acquisition Group, L.P., a Delaware limited partnership of which Peltz and May are currently the sole partners ("DWG Acquisition"), in connection with each sale by DWG Acquisition of part or all of the DWG Investment (as defined in Section 1.3) (a "Sale"). Any such Deal Bonus shall be paid to Kalvaria within 30 days after the realization of such Net Profit (except as otherwise provided in Sections 2.1, 2.2 and 2.3).
          Within 30 days after each Sale, Kalvaria shall be given a statement setting forth in reasonable detail the calculation of the Net Profit and Kalvaria's Deal Bonuses, if any, with respect to such Sale.
          The parties acknowledge and agree that the foregoing provisions with respect to the payment of Deal Bonuses shall not be construed to create or grant to

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Kalvaria any partnership interest in DWG Acquisition or any beneficial interest in the equity securities of Triarc Companies, Inc., an Ohio corporation ("Triarc"), owned by DWG Acquisition, and that no amounts payable hereunder shall constitute or be deemed to be a lien, charge, security interest or other encumbrance on the DWG Investment or otherwise affect the right of DWG Acquisition in its sole discretion to sell, assign or otherwise transfer, for security purposes or otherwise, in whole or in part, any of the DWG Investment, or the right of Peltz and May to sell, assign or otherwise transfer, for security purposes or otherwise, in whole or in part, any of their interests in DWG Acquisition.
               1.2  Net Profit.  "Net Profit" realized by
DWG Acquisition with respect to a Sale means an amount equal to (i) the aggregate cash proceeds actually received by DWG Acquisition in connection with such Sale and all Sales of the DWG Investment made by it prior to the time of such Sale, minus (ii) $71,794,404, minus (iii) the aggregate Acquisition Costs (as defined in Section 1.3), minus
(iv) the aggregate Disposition Costs (as defined in Section 1.3) incurred by DWG Acquisition in connection with all such Sales, minus (v) the amount of Net Profit, if any, with respect to which Deal Bonuses have been paid by Peltz and May to Kalvaria prior to the time of such Sale. If any proceeds received by DWG Acquisition in connection with any Sale include any consideration other than cash ("Non-Cash

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Proceeds"), such Non-Cash Proceeds shall not be includible
in Net Profits until cash is actually received with respect to such Non-Cash Proceeds, unless DWG Acquisition, in its sole discretion, decides to distribute such Non-Cash Proceeds in kind to its partners. If DWG Acquisition distributes any Non-Cash Proceeds in kind to its partners, the then Fair Market Value of such Non-Cash Proceeds shall be included in the calculation of Net Profits.
               1.3  Other Definitions.  For the purposes of
this Agreement:
                  (i)  "Acquisition Costs" means all fees,
     expenses and other costs paid or payable by DWG Acquisition, Peltz or May in connection with the acquisition or holding of the DWG Investment by DWG Acquisition, Peltz or May (but not including any interest costs incurred by DWG Acquisition, Peltz or May in connection with the financing of the acquisition or the holding of the DWG Investment). "Disposition Costs" means all fees, expenses and other costs paid or payable in connection with a Sale of part or all of the DWG Investment, including, without limitation, all taxes (other than income taxes) paid by DWG Acquisition as a result of such sale.
                 (ii)  "DWG Investment" means the 5,982,867
     shares of Class A Common Stock, par value $.10 per share (the "Common Stock"), of Triarc now owned by DWG Acquisition.

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                (iii)  "Fair Market Value" means:
                    (x)  with respect to part or all of the
     DWG Investment at any time, the closing price of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not listed on the New York Stock Exchange, the principal national securities exchange on which the Common Stock is then listed) or, if the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 20 trading days ending on and including the date of determination; and
                    (y)  with respect to part or all of Non-
     Cash Proceeds at any time, the fair market value of such Non-Cash Proceeds at such time as determined by the mutual agreement of Peltz, May and Kalvaria or, if no such agreement can be reached, by an investment banking firm that is satisfactory to Peltz, May and Kalvaria, in which event the determination of the fair market value by the investment banking firm shall be final and binding.

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                 (iv)  "Term" means the period commencing on
     the date hereof and ending on the date on which Kalvaria's employment pursuant to the employment agreement, dated as of November 1, 1993, between Kalvaria and Triarc (the "Triarc Employment Agreement") is terminated.

          2.   Termination.

               2.1  Payout Amount.  In the event that
(i) the Term is terminated because of Kalvaria's death (as provided in Section 4.1 of the Triarc Employment Agreement), or his disability (as provided in Section 4.2 of the Triarc Employment Agreement), or (ii) the Term is terminated by Triarc for any reason (other than by Triarc for Cause as provided in Section 4.3 of the Triarc Employment Agreement) or by Kalvaria pursuant to a notice not to extend the Triarc Employment Agreement delivered in accordance with Section 2 thereof (in each case, a "Termination"), each of Peltz and May, severally and not jointly, shall pay Kalvaria (or his estate, as the case may be) the Payout Amount as provided below with respect to that part of the DWG Investment which is still owned by DWG Acquisition on the date of such termination (the "Termination Date"). In the event that this Section 2.1, or Sections 2.2 and 2.3 below, are applied as a result of Kalvaria's death, all references herein and therein to Kalvaria shall be deemed to be references to his estate. The "Payout Amount" shall be an amount equal to the Deal Bonus Kalvaria would have been entitled to receive on

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the Termination Date if the then unsold DWG Investment were sold on such date for its Fair Market Value.
          Any such Payout Amount shall be paid in five equal installments. The first installment shall be paid on the Payment Date (as hereinafter defined). The subsequent installments shall be paid on the first, second, third and fourth anniversaries of the Payment Date, with interest accruing from the Payment Date at the rate of 8% per annum. The "Payment Date" shall mean the thirtieth day after the Fair Market Value of the DWG Investment is determined.
               2.2  Deferred Bonus.  In the event of a
Termination, after the Termination Date Kalvaria shall continue to have the right to receive a Deal Bonus with respect to any Sale of the DWG Investment during the Term for which DWG Acquisition received Non-Cash Proceeds that as of the Termination Date have not been included in the calculation of Net Profits (a "Deferred Bonus"). The Deferred Bonus with respect to any such Sale by DWG Acquisition shall be an amount equal to the excess, if any, of (i) 3-1/3% (in the case of Peltz) and 1-2/3% (in the case of May) of the Net Profit, if any, realized by DWG Acquisition in connection with such Sale over (ii) any Deal Bonus or Deferred Bonus previously paid by Peltz and May, respectively, to Kalvaria in connection therewith. For purposes of clause (i) of the previous sentence, Net Profits shall be calculated to include cash received by DWG Acquisition during or after the Term with respect to any

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Sale of the DWG Investment during the Term.  Any Deferred
Bonus that is payable to Kalvaria under this Section 2.2 shall be paid within 30 days after the realization by DWG Acquisition of Net Profits as calculated in accordance with this Section 2.2.
               2.3  Cash-Out Amount.  If on the tenth
anniversary of the Termination Date Kalvaria continues to have the right to receive a Deferred Bonus under Section 2.2 with respect to any Sale during the Term for which DWG Acquisition received Non-Cash Proceeds that as of such tenth anniversary date have not been included in the calculation of Net Profits because cash has not yet been realized with respect thereto (the "Remaining Non-Cash Proceeds"), then each of Peltz and May, severally and not jointly, shall pay Kalvaria the Cash-Out Amount as provided below. The "Cash-Out Amount" shall be an amount equal to the Deferred Bonus Kalvaria would have been entitled to receive under Section 2.2 if the Remaining Non-Cash Proceeds had been sold on the tenth anniversary of the Termination Date for their then Fair Market Value.
          Any such Cash-Out Amount shall be paid in five equal installments. The first installment shall be paid on the Cash-Out Payment Date (as hereinafter defined). The subsequent installments shall be paid on the first, second, third and fourth anniversaries of the Cash-Out Payment Date, with interest accruing from the Cash-Out Payment Date at the rate of 8% per annum. The "Cash-Out Payment Date" shall

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mean the thirtieth date after the Fair Market Value of the
Remaining Non-Cash Proceeds is determined.

          3.   Distributions of DWG Investment by DWG
Acquisition.

               3.1  Distribution of Entire DWG Investment.
If during the Term DWG Acquisition distributes all of the DWG Investment to its partners, in connection with a dissolution of DWG Acquisition or otherwise, each of Peltz and May, severally and not jointly, shall pay Kalvaria in accordance with Section 1.1 a Deal Bonus equal to 5% of the Net Profit, if any, thereafter realized during the Term by Peltz or May in connection with each Sale by Peltz or May. For purposes of this Section 3.1, "Net Profit" shall be determined in accordance with Section 1.2, except (i) that all references in Section 1.2 to "DWG Acquisition" shall mean Peltz or May and (ii) the figure in clause (ii) of
Section 1.2 shall not be $71,794,404, but shall be an amount equal to the product of $12 times the aggregate number of shares of DWG Investment owned by Peltz or May at the time of the distribution.
          In the event of a Termination after such a distribution, each of Peltz and May, severally and not jointly, shall pay Kalvaria (or his estate, as the case may be) (i) the Payout Amount, if any, with respect to that part of the DWG Investment which is still owned by Peltz or May on the Termination Date, calculated and payable in accordance with Section 2.1, (ii) a Deferred Bonus, if any,

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with respect to any Sale of the DWG Investment during the
Term for which Peltz or May received Non-Cash Proceeds that as of the Termination Date have not been included in the calculation of Net Profits, calculated and payable in accordance with Section 2.2 except that the Payout Amount shall be equal to 5% of Net Profit, if any, realized by Peltz or May and (iii) the Cash-Out Amount, if any, with respect to any Non-Cash Proceeds received by Peltz or May that as of the tenth anniversary of the Termination Date have not been included in the calculation of Net Profits, calculated and payable in accordance with Section 2.3.

               3.2  Partial Distribution of DWG Investment.

If during the Term DWG Acquisition distributes a portion of the DWG Investment to Peltz and May, each of Peltz and May, severally and not jointly, shall pay to Kalvaria (i) the Deal Bonus, Payout Amount, Deferred Bonus and Cash-Out Amount, if any, thereafter realized by Peltz or May with respect to the DWG Investment so distributed to Peltz and May, calculated and payable in accordance with Section 3.1 and (ii) the Deal Bonus, Payout Amount, Deferred Bonus and Cash-Out Amount, if any, realized by DWG Acquisition with respect to the DWG Investment owned by DWG Acquisition after the distribution, calculated and payable in accordance with Sections 1.1, 2.1, 2.2 and 2.3, respectively (except that in determining Net Profit, the figure in clause (ii) of
Section 1.2 shall not be $71,794,404 but shall be an amount equal to the product of $12 times the aggregate number of

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shares of DWG Investment owned by DWG Acquisition after the distribution).
          4. Fees of Investment Banking Firm. If any investment banking firm is retained to determine the Fair Market Value of part or all of Non-Cash Proceeds, the fees of such investment banking firm shall be paid by Peltz, May and Kalvaria in the following proportions: Peltz - 33-1/3%; May - 16-2/3%; and Kalvaria - 50%.
          5.   Successors and Assigns.
          This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          6.   Notices.
          All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed, first-class, postage prepaid, by registered or certified mail, as follows:
               If to PELTZ:

               [Redacted]

               If to MAY:

               [Redacted]

               If to KALVARIA:

               [Redacted]

or to such other address as any party shall designate by notice in writing to the other in accordance herewith.

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          7.   Waiver.
          No waiver of any provision of this Agreement or modification or amendment of the same shall be effective, binding or enforceable unless in writing and signed by the party to be charged therewith.
          8.   Governing Law.
          This Agreement shall be governed by and
administered in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              /s/ Nelson Peltz
                              -----------------------------
                              Nelson Peltz


                              /s/ Peter W. May
                              -----------------------------
                              Peter W. May


                              /s/ Leon Kalvaria
                              -----------------------------
                              Leon Kalvaria